UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

Capital Growth Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661
(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Contracts.

On November 14, 2008, Capital Growth Systems, Inc. (the “Company”) through its wholly-owned subsidiary, Capital Growth Acquisition, Inc. (“CGAI”) entered into an Interest and Loan Purchase Agreement (the “ILPA”) with Vanco plc, a U.K. corporation in administration (“Seller”) pursuant to which CGAI agreed to purchase all of the outstanding membership interests (the “Interests”) of Vanco Direct USA, LLC (“Vanco Direct”), presently owned by the Seller. The Seller and Company have submitted a joint application to the Federal Communications Commission (“FCC”) for the granting of a special temporary authority to CGAI (“STA”) for CGAI to operate the assets of Vanco Direct under a management services agreement pending the formal approval of the change in beneficial ownership of Vanco Direct as a result of the sale of the Interests. On November 19, 2008, the FCC granted the STA, which is effective for a period of sixty days.

The ILPA contemplates that the purchase price for the Interests will be funded shortly following the granting of the STA (the closing date of which is the “Financial Closing”). In order to finance the purchase of the Interests, the Company entered into the following additional agreements, to be effective as of the Financial Closing of the transaction: (i) a Term Loan and Security Agreement with ACF CGS, L.L.C., as agent for one or more lenders (the “Term Loan Agreement”) pursuant to which the Company agreed to borrow $8.5 million from the senior lender(s), which amount may increase to up to $10.5 million (collectively, the “Senior Lender”); (ii) a Consent, Waiver, Amendment, and Exchange Agreement (the “Waiver Agreement”) with holders of its outstanding Senior Secured Convertible Debentures issued on March 11, 2008 (that were more fully described in the Company’s Current Report on Form 8-K filed March 12, 2008 - the “March Debentures”), pursuant to which the holders waived and amended certain conditions contained in the March Debentures and the corresponding Securities Purchase Agreement by and among the Company and the holders of the March Debentures (the “March SPA,” also described in the Company’s Current Report on Form 8-K filed March 12, 2008) which Waiver Agreement enabled the Company to enter into the Term Loan Agreement and issue the November Debentures (defined below) and the other transactions referenced below; (iii) a new Securities Purchase Agreement (the “November SPA”) pursuant to which the Company agreed to issue to certain holders of the March Debentures and to certain additional designated purchasers (including Aequitas Catalyst Fund, LLC - Series C, which agreed to convert its prior $500,000 loan to the Company - more fully described in the Company’s Current Report on Form 8-K filed October 1, 2008 - into a November Debenture) an additional $9,025,000 of purchase price amount of junior original issue discount secured convertible debentures (the “November Debentures”) coupled with warrants; (iv) an unsecured $3 million convertible debenture to be issued to the Seller (“Seller Debenture”) on the date of the closing of the ILPA; (v) an intercreditor agreement which governs the priorities and payments in favor of the Senior Lender (“Senior Lender Intercreditor Agreement”) relative to the holders of the March Debentures and the November Debentures (collectively, the “Junior Secured Creditors”); and (vi) an intercreditor agreement which governs the priorities and payments in favor of the Junior Secured Creditors (the “Junior Lender Intercreditor Agreement”) relative to the holder of the Seller Debenture. In addition, effective as of the Financial Closing, the Company will amend its engagement agreement with Capstone Investments as well as effect a new consulting agreement with Salzwedel Financial Communications, Inc. and will provide certain common stock and/or warrants pursuant to those agreements. This Current Report on Form 8-K describes each of the aforementioned agreements.

PURCHASE OF VANCO DIRECT INTERESTS

Interest and Loan Purchase Agreement Vanco Direct USA, LLC

On November 14, 2008, the Seller and CGAI entered into the ILPA, pursuant to which CGAI agreed to purchase all of the Interests of Vanco Direct from the Seller. Vanco Direct holds domestic and international Section 214 authorizations from the FCC and certificates of public convenience and necessity (or the equivalent) from various state telecommunications regulatory commissions (the “State Commissions” and, collectively with the FCC, the “Commissions” - and such authorizations and certificates collectively referred to as the “Licenses”).

The ILPA is structured for a two-step closing (with such period of time between the signing of the ILPA and the Final Closing (as hereinafter defined), referred to hereafter as the “Closing Period”). The first closing (the “Financial Closing”) is to occur within several days following the grant of an STA by the FCC for CGAI to operate Vanco Direct pursuant to a management services agreement which is anticipated to result in most, if not all, of the economic benefit or loss of Vanco Direct’s operations to be passed to the Company pending the Final Closing. At the Financial Closing, the Company will pay to Seller a total of $15.2 million for the purchase of the Interests as well as an intracompany loan from the Seller to Vanco Direct. The Company had previously paid to Seller a $500,000 deposit while negotiating the ILPA, which will be applied to the purchase price. The balance of the purchase price will be funded by delivery of cash and delivery of the Seller Debenture in the principal amount of $3 million, subject to adjustment, as noted below. In addition, the Seller required that it receive additional equity based compensation to effect the ILPA and three of the Company’s principal executive officers (i.e., Patrick Shutt, George King, and Robert Pollan) agreed that, effective as of the Financial Closing, each of them would assign to the Seller options in their name to purchase up to 1,916,667 shares (or 5,750,001 shares in the aggregate) of Common Stock. The options assigned are presently exercisable at $0.185 per share and lapse if not exercised during 2008.

At the Financial Closing, the purchase price will be paid to the Seller and the certificate for the Interests will be placed in escrow with the Senior Lender, to be transferred to CGAI upon the date of transfer of ownership of the Interests to CGAI (the “Final Closing”). Per the ILPA, the Final Closing shall occur upon the approval by the FCC and the State Commissions of the change in beneficial ownership of Vanco Direct to the Company (“Regulatory Approvals”). The Company may waive the Regulatory Approvals requirement if all Regulatory Approvals have not been obtained by ninety-one (91) days following the Financial Closing date. Further, if the Company has obtained the Regulatory Approval from the State Commission of the State of New York, then the Company may waive such requirement and proceed to the Final Closing any time that is at least forty-five (45) days following the Financial Closing date. A copy of the ILPA is being filed with this Current Report on Form 8-K as Exhibit 10.1.

Vanco Direct presently subleases space in downtown Chicago, which is shared with a company that was a former subsidiary of Seller (“Former Sub”). The Seller Debenture contemplates that Vanco Direct and the Former Sub will share in the cost of the sublease. The principal amount of the Seller Note will be increased on a dollar for dollar basis, not to exceed $1 million of increase in principal amount, to the extent that Former Sub makes payments of rent with respect to occupancy of the Vanco Direct space, either to Vanco Direct or the sublessor landlord of the space (“Former Sub Payments”). Additionally, there are change in control consent provisions with respect to the sublease regarding the current sublessor, its sublessor, and the original lessor of the space. The Company intends to seek the consent of each of these parties with respect to the proposed change in control of Vanco Direct during the Closing Period. The principal amount of the Seller Note will automatically be increased by $1 million less the amount of Former Sub Payments received to date, upon receipt of the Former Sub’s consent to the assignment of the sublease. The Company has entered into an agreement with a subsidiary of Reliance Globalcom, whereby that subsidiary has agreed to become the direct sublessee on the sublease and to then sublease half the space for half the rent to Vanco Direct.

Seller Debenture

The Seller Debenture is an unsecured, non-interest bearing convertible debenture in the principal amount of $3 million, subject to adjustment as noted above. At any time after the Company increases its number of authorized shares of common stock (“Common Stock”) to not less than 600 million (the “Authorized Share Increase”), the Seller may convert all or any portion of the Seller Debenture into shares of Common Stock at a conversion rate of $0.24 per share. However, Seller may not sell any of the shares it received from such conversion until the first anniversary of the Financial Closing, unless sold in a private transaction with similar restrictions on resale of such Common Stock. As such, the entire Seller Debenture may be converted into an aggregate of 12.5 million shares of Common Stock, subject to increase to the extent its principal amount is increased. The Seller Debenture matures 364 days following issuance, subject to increase to a term of thirty (30) months from the date of issuance upon the Company acquiring beneficial ownership of Vanco Direct. Payment of any unpaid balance of the Seller Note at maturity will be subject to meeting certain financial covenants in the Seller Note in favor of the Senior Lender, as well as subject to certain additional financial tests set by the Junior Secured Creditors in their intercreditor agreement with the Seller. A copy of the Seller Debenture is attached hereto as Exhibit 10.2.

Management Services Agreement

Upon execution of the ILPA, CGAI was elected to serve as the manager of Vanco Direct and entered into a Management Services Agreement (the “MSA”) which will be effective as of the Financial Closing date. Under the MSA, CGAI is to be paid a monthly management fee equal to 30% of Vanco Direct’s revenues (provided that in no event shall any monthly payment exceed Vanco Direct’s net revenues for such month) and is responsible for any losses that may accrue. At the time of the Financial Closing, CGAI is authorized to execute the Term Loan Agreement on behalf of Vanco Direct, which will become a party to the Term Loan Agreement (with its assets subject to the liens in favor of the Senior Lender) despite the fact that the Interests will not be transferred to CGAI until the Final Closing. A copy of the MSA is attached hereto as Exhibit 10.3.

Subsidiary Guaranty

Each of the active subsidiaries of the Company entered into a guarantee with the Seller whereby, effective as of the Financial Closing, they will guarantee the full amount of obligations of the Company with respect to the Seller Debenture. A copy of the Subsidiary Guaranty is attached hereto as Exhibit 10.4.

AMENDMENT AND RESTATEMENT OF MARCH DEBENTURES

Pursuant to the Waiver Agreement, the holders of $16 million of original principal amount of the March Debentures agreed to exchange their March Debentures for amended and restated March Debentures maturing March 11, 2015, convertible into Common Stock at $0.24 per share (the “Tranche 1 Amended March Debentures”) in which the remainder of the interest that would have accrued under their March Debentures, plus the sum of 25% of their original principal amount, plus all liquidated damages accruing with respect to the original registration rights agreement (12% of original principal amount) will be added to the principal amount of the Tranche 1 Amended March Debentures (collectively, the “Add-on Amount”). The Tranche 1 Amended March Debentures will not accrue interest through maturity; however, the Add-on Amount is scheduled to be fully redeemed through level amortization on a quarterly basis starting July 1, 2009, and continuing through the maturity of such debentures, at which time the remaining $16 million of principal will also be due. The Senior Lender Intercreditor Agreement contains certain conditions to the cash payment of the quarterly redemption amounts. To the extent the Company fails to satisfy those conditions, the Tranche 1 Amended March Debenture holders at their election can either accept payment of such amount with Common Stock valued at 90% of the volume weighted average price for a designated ten-day period prior to each payment or, alternatively, accrue the unpaid portion with interest until maturity. Many of the remaining terms of the March Debentures were embodied in the Tranche 1 Amended March Debentures, which include the right to convert the principal amount of the debentures to Common Stock, provided that the Add-on Principal amount is not convertible until the Authorized Share Increase, due to the current lack of sufficient authorized Common Stock to guarantee the issuance of the maximum number of shares issuable thereunder. The Waiver Agreement also calls for amendments to the March Securities Purchase Agreement in a manner that will allow the Company to enter into the Term Loan Agreement, issue the November Debentures, issue the Seller Debenture, and enter into certain other transactions contemplated in the ILPA and the above loan transactions.

With respect to two affiliated holders of March Debentures, who in the aggregate hold approximately $2,459,160 of principal amount of March Debentures (as reduced from original aggregate principal amount of $3 million due to prior conversions of principal to Common Stock), the Company agreed, effective as of the Financial Closing, to exchange their March Debentures for new debentures (the “Tranche 2 Amended March Debentures”) which mirror the Tranche 1 Amended March Debentures except that: (i) the Add-on amount for the Tranche 2 Amended March Debentures will be limited to the liquidated damages amount accrued for failure to have the registration statement declared effective on a timely basis plus the legal fees incurred by the holders in negotiation and documentation of the revised transactions; and (ii) at the Financial Closing, the Company agrees to make a one-time payment of all interest accruing or scheduled to accrue with respect to the corresponding original March Debentures (estimated to total approximately $915,000), in satisfaction of all interest accruing on the debentures. The aggregate principal amount of the Trance 2 Amended March Debentures is anticipated to be $2,832,484. The Add-on amount of these debentures is scheduled to be amortized in a manner similar to that of the Add-on Amount of the Tranche 1 Amended March Debentures. A copy of the Waiver Agreement and the forms of Tranche 1 Amended March Debenture and Tranche 2 Amended March Debentures are attached hereto as Exhibits 10.5, 10.6, and 10.7, respectively.

TERM LOAN AND SECURITY AGREEMENT

The Term Loan and Security Agreement is between the Company, all of its subsidiaries and Vanco Direct, as borrowers, and ACF CGS, L.L.C. as agent (the “Agent”) for itself and/or certain other entities, if any, that become lenders under the Term Loan Agreement (the “Senior Lenders”). The Term Loan Agreement provides for a senior secured term loan (the “Term Loan”) of $8.5 million to be funded on the Financial Closing date, subject to an increase in availability of up to an additional $2 million, upon the approval of the Senior Lenders and the Company. The Company and its subsidiaries (as well as Vanco Direct) have granted to the Agent a security interest in substantially all of their assets and a collateral pledge of all of their subsidiaries’ common stock or limited liability company interests, with the exception of the Common Stock of the Company. The Term Loan will be evidenced by a Term Note bearing interest at a rate equal to the prime rate of interest, as defined, plus 14% per annum payable monthly, with 5% of that rate to be capitalized, compounded, and added to the unpaid principal amount of the Term Loan. The Term Note matures 364 days following the Financial Closing, subject to automatic extension effective as of the Final Closing to a date that is the second anniversary of the Financial Closing. In connection with the Term Loan, the Company agreed to pay an origination fee of 2.5% of the amount loaned and reimburse the Agent for all legal fees and other costs incurred in connection with the Term Loan.

The Company must pay a minimum of twelve (12) months of interest to the Lender on the full $8.5 million Term Loan regardless of when the Term Loan is repaid. If the Term Loan is prepaid at any time within the first twelve (12) months of the Loan, any shortfall to twelve (12) months of interest, calculated by applying the then applicable interest rate for the balance of the twelve-month period, shall be deemed due and owing as an exit fee. In addition to the forgoing, there is a 2% or a 1% prepayment premium (on the full $8.5 million commitment amount) if the Loan is repaid during months 12-18 or 19-24, respectively. The Term Loan Agreement contains certain mandatory prepayments which, when made, do not trigger any of the prepayment premiums described above. For example, if the Company sells assets outside of the ordinary course of business, the net sale proceeds must be used to pay down the Term Loan. Similarly, the Company has agreed to apply two-thirds (2/3) of any collections it receives on its existing accounts receivable with its largest customer as of September 30, 2008 toward prepayment of the Term Loan.

The Term Loan Agreement contains a number of financial covenants that the Company must maintain, including, but not limited to, a minimum debt to EBITDA ratio, a minimum cash balance, a minimum margin from the Company’s circuit business, and others. Further, under the Term Loan Agreement, the Company is required to provide the Agent with a monthly income statement regarding the Company’s circuit business, a monthly statement regarding the collateral securing the Term Loan, and a monthly summary of the balance on its accounts receivable with its largest customer. The Company must also provide to the Agent all federal tax returns filed by the Company as well as all reports filed with the Securities and Exchange Commission.

Under the Term Loan Agreement the Company and its subsidiaries may not, among other things: (i) merge or consolidate with any other person, or purchase all or substantially all of the assets of any other person, or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of its assets or any of the collateral pledged to the Agent, or any interest therein, except that, so long as no default has occurred and is continuing, each Borrower may make sales of its inventory in the ordinary course of business; (ii) incur any indebtedness or liens on its assets except for indebtedness and liens incurred as a result of the issuance of the November Debentures, the Amended March Debentures, and the Seller Debenture, and purchase money financing not to exceed an agreed upon limit; (iii) pay any dividends (except for dividends to parent companies) or repurchase any of its stock, or make payments on the November Debentures, the Amended March Debentures, and the Seller Debenture (collectively, the “Debentures”), except as permitted by the Senior Lender Intercreditor Agreement; (iv) make any loans or advances to or extend any credit to any person, except for certain permitted investments and certain intercompany advances to the Company’s Magenta netLogic subsidiary, or create any new subsidiary or make loans to, transfer any money or other assets to, or otherwise invest in any subsidiary unless such subsidiary is or becomes a party to the Term Loan Agreement; (v) make capital expenditures in excess of $1 million in any fiscal year, determined on an aggregate basis; (vi) increase the total compensation paid to certain members of the Company’s management by more than 5% per year; (vii) amend or modify the Purchase Agreement, or any of the Company’s or any subsidiary’s charter documents, or the Debentures; (viii) enter into new capital leases in excess of $500,000 in the aggregate; (ix) settle or compromise its largest customer’s receivable; or (x) use the proceeds of the Term Loan other than for the acquisition of Vanco Direct or for working capital purposes.

An event of default occurs under the Term Loan Agreement when, among other things: (i) the Company fails to pay any amounts due thereunder when due (with a one business day grace period), (ii) the Company breaches any covenant (including any financial covenant) or fails to perform any agreement required under the Term Loan Agreement (with a five business day grace period); (iii) a breach of any representation or warranty made in the Term Loan Agreement; (iv) any event of default shall occur (after giving effect to any applicable notice and cure period) under the Debentures or any other agreement for borrowed money for an amount in excess of $100,000 (after giving effect to any applicable notice and cure period) or with respect to material real estate leases; (v) the suspension of the operation of any subsidiary’s or the Company’s present business; (vi) the Company or any subsidiary becomes insolvent, or a proceeding is instituted by or against it alleging that the Company or such subsidiary is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended (or under any analogous law of any other jurisdiction), is filed by or against the Company or any subsidiary; (vii) entry of any judgment in excess of $100,000 against the Company or any subsidiary; (viii) transfer of a substantial part of the property of the Company or any subsidiary or the sale, transfer, or exchange, either directly or indirectly, of a controlling interest of the Company or any subsidiary to a third person; (ix) if there are certain changes in management of the Company or any subsidiary and such change is not approved by the Agent; (x) the occurrence of any act, omission, event, or circumstance which has or could reasonably be expected to have a material adverse effect; (xi) if the Final Closing shall have not occurred within ninety-one (91) days following the funding of the Term Loan; or (xii) the transfer of Licenses necessary to operate in the States of California, Tennessee, and Pennsylvania has not been approved within ninety (90) days from the date of the Term Loan Agreement.

In connection with entering into the Term Loan Agreement, effective as of the Financial Closing the Company will issue to the Agent a warrant (“Agent Warrant”) to purchase up to 12 million shares of its Common Stock having a term of five (5) years and exercisable at $0.24 per share. The Warrant contains full-ratchet anti-dilution and cashless exercise provisions. In addition, the Company has entered into a registration rights agreement providing the Agent certain registration rights including piggyback rights (shared with the other Debenture holders’ rights) and demand rights in the event that the shares of Common Stock underlying the Warrant are not eligible for resale pursuant to Rule 144 in the event of a cashless exercise. A copy of the Term Loan Agreement, the Term Note, and the Agent Warrant are attached hereto as Exhibits 10.8, 10.9, and 10.10, respectively.

NOVEMBER SECURITIES PURCHASE AGREEMENT AND RELATED ANCILLARY DOCUMENTS

November Securities Purchase Agreement

Pursuant to the November Securities Purchase Agreement, the Company will complete a private placement effective as of the Financial Closing date of $9,025,000 of securities with a limited number of investors (“Purchasers”) including: (i) certain of the holders of the March Debentures; (ii) Aequitas Catalyst Fund, LLC, which will convert its $500,000 short-term loan to a November Debenture; and (iii) Capstone Investments, which will be credited with the purchase of $700,000 of November Debentures in satisfaction of certain of its fees and expenses. The securities are comprised of: (i) November Debentures in an aggregate price amount of $14,891,250 (inclusive of the 65% increment noted below), maturing seven (7) years from issuance and convertible into Common Stock of the Company at $0.24 per share (the “Conversion Price;” representing 62,046,875 shares of Common Stock on an as-converted basis, subject to possible adjustment as discussed below); and (ii) one warrant per November Debenture, providing a right to purchase 75% of the number of shares of Common Stock purchasable with the original subscription amount of the November Debenture, at a price of $0.24 per share (subject to possible adjustment as discussed below) having a term ending seven (7) years from the Financial Closing date (the “November Warrants”). The November Debentures are original issue discount securities and do not call for the payment of interest over their term; in lieu of interest, the face amount of each November Debenture will be equal to the subscription amount paid for such November Debenture multiplied by 1.65 (such 65% increase over the original subscription amount being the “November Debenture Add-on Amount”). Conversion of the November Debentures shall not be permitted until the Company has effected the Authorized Share Increase.

The Company has affirmative obligations under the November Securities Purchase Agreement to: (i) hold a special meeting of shareholders within seventy-five (75) days to seek shareholder approval for the Authorized Share Increase and, at all times thereafter, reserve a sufficient amount of Common Stock to enable it to meet its obligations under the November Securities Purchase Agreement (to cover the maximum amount of shares purchasable under the November Debentures and November Warrants, and dividing that sum by 0.75); (ii) timely file all required reports under the Securities Act of 1934; (iii) promptly deliver the shares of Common Stock purchased by the Purchasers pursuant to conversion of their November Debentures or exercise of the November Warrants and is subject to liquidated damages (to the extent permitted under the Senior Lender Intercreditor Agreement) of $10 per $1,000 of securities (with the value computed based on a volume weighted average pricing or “VWAP” formula) for each day that it is late with respect to effecting such deliveries, increasing to $20 per $1,000 of securities should it fail to make such delivery commencing five (5) trading days after failing to meet this obligation; (iv) indemnify the Purchasers against enumerated liabilities in the event of actions taken against them in certain instances; (v) provide a right of first refusal to the Purchasers to participate in up to 30% of any subsequent financings by the Company; and (vi) include the shares of Common Stock underlying the November Debentures and the November Warrants on any registration statement that the Company may file to register shares of its Common Stock to such extent as may be requested by the holders thereof.

Under the November Securities Purchase Agreement, the Company is prohibited from issuing any Common Stock or securities convertible or exercisable into shares of Common Stock until the Company’s shareholders approve the Authorized Share Increase. Further, the November Securities Purchase Agreement contains a number of negative covenants for so long as the November Debentures remain outstanding, which include a prohibition against: (i) claiming that any Purchaser is an “Acquiring Person” under any shareholder rights plan; (ii) providing material nonpublic information to the Purchasers or their counsel, absent execution by the applicable Purchaser(s) of a confidentiality agreement regarding such information; (iii) using the proceeds to satisfy any Company debt (other than that debt specifically set forth in the November Securities Purchase Agreement), redeem any Common Stock, or settle any outstanding litigation; (iv) issuing any Common Stock or Common Stock equivalent at an effective price per share of less than the initial conversion price of the November Debentures (except for “Exempt Issuances” tied to rights outstanding as of the date of funding); (v) entering into certain enumerated variable rate transactions where the pricing of the equity securities of the Company is subject to a variable formula; (vi) uneven treatment with respect to the Purchasers; (viii) breaching material contracts or leases; and (ix) effectuating a reverse or forward split of the Common Stock without the written consent of the Purchasers holding a majority in principal amount outstanding of the Debentures, except for the reverse split expressly permitted under the Purchase Agreement.

November Debentures

The November Debentures, when issued, will mature seven (7) years from the Financial Closing Date. However, if the Final Closing has not occurred on or before the one-year anniversary of the issue date of the November Debentures, then they mature on the one-year anniversary thereof. It is anticipated that the Final Closing will occur no later than ninety-one (91) days following the Financial Closing. Each November Debenture is an original issued discount debenture with the face amount equal to the subscription amount paid for such November Debenture multiplied by 1.65.

For so long as the November Debentures are outstanding, on January 1, April 1, July 1, and October 1 of each calendar year, commencing with July 1, 2009 (each, a “Quarterly Redemption Date”), the Company is required to redeem a portion of the face amount of each November Debenture based upon a level amortization of the November Debenture Add-on Amount from the first payment date through maturity (the “Quarterly Redemption Amount”). The Quarterly Redemption Amount payable on each redemption date shall be paid in cash; however, should the terms of the Senior Lender Intercreditor Agreement prevent the cash payment, then the holder of the November Debenture may elect to either accrue the payment due through the maturity date, or elect to require the Company to pay all the Quarterly Redemption Amount in shares of Common Stock based on a conversion price equal to the lesser of: (i) the then Conversion Price; and (ii) 90% of the average of the VWAPs for the ten (10) consecutive trading days ending on the trading day that is immediately prior to the applicable Quarterly Redemption Date; provided that the Company may not pay the Quarterly Redemption Amount in shares of Common Stock unless the Company has satisfied certain “Equity Conditions” regarding its Common Stock. The “Equity Conditions” include, among other things: (i) the requirement that the shares of Common Stock underlying the November Debentures and November Warrants are either registered or eligible for resale without volume limitation under Rule 144; (ii) the Company has honored all prior redemption requests; (iii) the Authorized Share Increase has been approved and there are sufficient reserved shares underlying the November Debentures and November Warrants; (iv) the Common Stock is trading on the OTC Bulletin Board or a national securities exchange and will be doing so for the foreseeable future; (v) there is no event of default in place (or which could occur with the passage of time) with respect to the Purchase Agreement or any of the associated documents; (vi) the holder would not hold over the Exercise Limit (as defined below) of the Company’s outstanding Common Stock; and (vii) the dollar daily trading volume of the Company’s Common Stock is greater than $75,000 for the twenty trading day measurement period. If such Equity Conditions are not met, the holder must elect to either waive the Equity Conditions or not accept the prepayment amount, subject to an interest factor.

The November Debentures are convertible at any time after the Authorized Share Increase is approved by the Company’s shareholders at the option of their holders at the “Conversion Price.” The “Conversion Price” is $0.24 per share, subject to adjustment to account for: (i) forward and reverse splits and other extraordinary transactions; and (ii) a full ratchet clause which effectively lowers the purchase price to the lowest price at which there is any subsequent placement of the Company’s Common Stock (or securities exchangeable into or convertible into or exercisable into Common Stock) placed at a price below the Conversion Price then in effect (with the exception of certain detailed “Exempt Issuances,” which include issuances pursuant to any existing options or warrants to acquire Common Stock currently in place). A similar Conversion Price adjustment applies to the extent of the value of any rights offerings made by the Company entitling stockholders to subscribe for securities at a price below the Conversion Price for the November Debentures. In addition, the November Debentures have protective provisions that call for the issuance of additional securities to the holders as if they were shareholders in connection with any subsequent distributions of cash or securities to the holders of the Common Stock. The Company has an affirmative obligation to notify the holders of events that cause an adjustment to the conversion price for the November Debentures. There is a limitation of conversions of Debenture principal or interest resulting in a holder owning greater than 4.99% of the Company’s Common Stock subject to an increase, with the prior consent of the holder, to 9.99% (the “Exercise Limit”), subject to a carve out for Aequitas Catalyst Fund, LLC and David Lies, who presently beneficially own in excess of that amount of shares of Common Stock. As noted above with respect to share transfers, there is a liquidated damages obligation of the Company of $10 per trading day per $1,000 of Common Stock (increasing to $20 per trading day per $1,000 of Common Stock) after three (3) trading days, to the extent that the Company fails to timely provide to the Purchasers the stock certificates to which they are entitled upon conversion of November Debenture indebtedness to Common Stock.

The November Debentures contain a “Buy-In” liability to the Company should it fail to timely deliver certificates following a conversion notice, which effectively holds the Company liable for the loss the holder would incur in the event it sold any of the shares relating to a conversion notice and then was forced to buy the underlying shares to effect the trade due to the Company’s failure to timely deliver the certificate.

The November Debentures also provide that in the event of a “Fundamental Transaction,” the holders shall be entitled to receive the same kind and amount of securities, cash, or property that it would have received if the holder converted the November Debenture immediately prior to the Fundamental Transaction. “Fundamental Transactions” include: (i) mergers or consolidations of the Company with or into another entity; (ii) sale by the Company of all or substantially all of its assets; (iii) certain tender offers or exchange offers whereby the Company’s stockholders can exchange their shares for other securities, cash, or property; and (iv) certain reclassifications of the Company’s Common Stock or compulsory share exchanges effectively converting the Company’s securities into those of another entity.

The November Debentures contain certain negative covenants (which can be waived by the holders of 67% or more of the outstanding November Debentures) which include: (i) the incurrence of any additional indebtedness (other than indebtedness outstanding on the purchase date of the November Debentures, including all indebtedness described herein and up to $250,000 of purchase money financing in connection with asset acquisitions); (ii) the incurrence of any liens other than liens resulting from permitted indebtedness, liens for taxes or other governmental charges not yet due or being contested in good faith, and liens imposed by law which were incurred in the ordinary course of business; (iii) amendments to the Company’s charter or by-laws in a manner that would adversely impact the holders (other than the Authorized Share Increase); (iv) repurchases of stock of the Company with the exception of certain limited repurchases of stock owned by former employees; and (v) payment of cash dividends or other distributions with respect to the Company’s securities.

The November Debentures provide that the holders can accelerate the related indebtedness in the event of the occurrence of an “Event of Default” and failure to cure within the applicable cure period (not to exceed five trading days for monetary defaults, seven trading days following delivery of notice of nonmonetary defaults, or ten trading days following the date of a default where the Company knew of the default), if any. “Events of Default” include: (i) the breach by the Company of any of its obligations pursuant to the November Debentures or any of the other transaction documents (i.e., the November Securities Purchase Agreement or the associated agreements in connection therewith) or any other material agreement to which the Company (or any subsidiary) is a party; (ii) any representation or warranty being untrue or incorrect at the time made in any material respect; (iii) certain insolvency events with respect to the Company or material subsidiaries, or defaults with respect to any mortgage, credit agreement, or other facility which involves an obligation in excess of $150,000; (iv) cessation of listing of the Company’s Common Stock for five consecutive trading days; (v) a Change of Control transaction (including changes of beneficial ownership of the Company in excess of 40%; (vi) mergers or consolidations where the shareholders of the Company immediately prior to the transaction hold less than 60% of the aggregate voting power of the Company or successor after the transaction; (vii) sales of substantially all of the assets of the Company to a purchaser of which the shareholders of the Company prior to the transaction own less than 60% of the voting power of the acquiring entity; (viii) a replacement over a three-year period of over half of the members of the Company’s board of directors where the replacement directors were not approved by a majority of the current directors or directors that were duly approved by such persons), (ix) failure to meet the public reporting requirements of the Company under Rule 144; (x) failure to timely deliver stock certificates; (xi) loss of eligibility of the Common Stock for trading on its trading market; (xii) the Company shall agree to sell all or substantially all of its assets or be party to a Fundamental Transaction or a Change in Control Transaction; (xiii) and the entering against the Company of any monetary judgment for more than $50,000 which remains unvacated, unbonded, or unstayed for a period of forty-five days.

November Warrants

The November Securities Purchase Agreement calls for the issuance of Warrants comprising the right to purchase up to 75% of the shares issuable per the November Debentures (28,203,125 shares of Common Stock in the aggregate for all of the November Warrants based as of the Financial Closing date) at an exercise price of $0.24 per share (subject to adjustment, as discussed below). The November Warrants expire five (5) years from the Financial Closing date but may only be exercised after the Company’s shareholders have approved the Authorized Share Increase. The November Warrants may be exercised for cash or on a cashless basis.

Exercise of the November Warrants is for cash only; however, if by the six-month anniversary following their date of issuance, the shares underlying the November Warrants are not eligible for resale under Rule 144 and an effective registration statement is not in place for the underlying shares, then the holders shall have a right to exercise the Warrants on a cashless basis. Upon exercise of a November Warrant, the Company has an obligation to promptly deliver the underlying shares and is subject to a liquidated damages clauses comparable to those applicable to the November Debentures, for: (i) failure to timely deliver the certificates for the purchased Common Stock as a result of exercise of the November Warrants; or (ii) losses incurred by the Warrant holder as a result of having to effect a Buy-In of Common Stock to cover any sale of the shares corresponding to the November Warrant exercise, where the Company failed to timely delivery to the holder the shares of Common Stock related to the November Warrant exercise.

The $0.24 per share exercise price for the November Warrants is subject to adjustment for stock splits and other extraordinary corporate events. In addition, the November Warrants contain a full ratchet adjustment mechanism for the applicable purchase price comparable to the full ratchet adjustment mechanism applicable to the exercise price for the conversion of November Debenture indebtedness into equity of the Company, as well as a conversion modification to account for distributions of cash, securities, or other property to stockholders of the Company. The Company has an affirmative obligation to notify the November Warrant holders of adjustments to the exercise price of the November Warrants.

As with the November Debentures, there is a limitation on the amount of Common Stock issuable to a Warrant holder to 4.99% of the outstanding Common Stock of the Company, subject to an increase with the written consent of the holder to 9.99%, subject to the corresponding carve out of this requirement for Aequitas Catalyst Fund, LLC and David Lies. In addition, the November Warrants call for similar rights to those of the holders of the November Debentures in the event of Fundamental Transactions.

Security Agreement

The Company and all of its subsidiaries, as well as Vanco Direct (each, a “Debtor,” and collectively, the “Debtors”) entered into a Security Agreement (in addition to the U.K. Security Agreement, which, as noted above, the Company expects will be executed no later than the Financial Closing Date) pursuant to which they granted to the Purchasers a security interest in all of the assets of the Debtors (the “Collateral”). The Purchasers agreed to appoint one of the Purchasers to act as their Agent under the Security Agreement. Pursuant to the Security Agreement: (i) no Debtor may sell any Collateral except in the ordinary course of business; (ii) each Debtor shall preserve its Collateral and maintain sufficient insurance with respect thereto; (iii) no Debtor will change its name, type of organization, or jurisdiction; and (iv) there are numerous reporting obligations should any of the Collateral be moved or should the Company or any of its subsidiaries change its central office or name. Upon an Event of Default, the Agent may exercise all rights available to any of the Purchasers, including taking possession of the Collateral and operating the business of each Debtor.

Subsidiary Guaranty

Each of the active subsidiaries of the Company and Vanco Direct entered into a guarantee with the Purchasers whereby, effective as of the Financial Closing, they will guarantee the full amount of obligations of the Company with respect to the Debentures.

The November Securities Purchase Agreement, the November Debentures, the November Warrants, the Security Agreement, and the Subsidiary Guaranty are attached hereto as Exhibits 10.11, 10.12, 10.13, 10.14, and 10.15, respectively.

Senior Lender Intercreditor Agreement

The Company, the Agent, and the holders of the March Debentures, the November Debentures, and the Amended March Debentures entered into a Senior Lender Intercreditor Agreement. As of the Financial Closing, the holders of the Debentures and the Company agreed that Agent, on behalf of the Senior Lenders under the Term Loan Agreement, has a senior secured position with respect to all of the assets of the Company and its subsidiaries. The Senior Lender Intercreditor Agreement provides that no cash payments may be made under the Debentures until the Loan is repaid in full, unless certain covenants are met by the Company. In such case, the cash payments called for under the Debentures may be made to the extent that the payments will not violate the covenants. A copy of the Senior Lender Intercreditor Agreement is attached hereto as Exhibit 10.16.

Junior Lender Intercreditor Agreement

The holders of the Debentures and the Company have entered into a second intercreditor agreement which, effective as of the Financial Closing date, generally subordinates any cash payment of the Seller Debenture to payment of the March Amended Debentures and November Debentures, unless the Company meets certain designated performance criteria per the Junior Lender Intercreditor Agreement, a copy of which is attached hereto as Exhibit 10.17.

ANCILLARY AGREEMENTS

First Amendment to Capstone Engagement Agreement

The Company has entered into a first amendment to its Engagement Agreement with Capstone Investments (“Capstone”), a registered broker/dealer that assisted the Company on an exclusive basis with respect to the placement of the Term Loan and the November Debentures. The first amendment provides that Capstone shall be compensated in the amount of 7% of the cash proceeds raised from the sale of the Term Loan and November Debentures and be issued a warrant (with terms substantially the same as the November Debentures) to purchase 7% of the shares of Common Stock that could be purchased as of the Initial Closing Date with respect to the total cash raised, were it all to be converted to Common Stock at $0.24 per share and subject to cashless exercise rights. Capstone is also entitled to a fixed $200,000 non-accountable expense reimbursement to cover all expenses it incurred from the date of its initial engagement in connection with the March Debentures through the Financial Closing. This will result in commissions of $1,226,750 (exclusive of the expense reimbursement above) and a warrant to purchase up to 5,111,458 shares of Common Stock, exercisable at $0.24 per share for a period of five (5) years following the Financial Closing. Capstone will be credited with the purchase of $700,000 of November Debentures as partial satisfaction of the fees and expense reimbursements identified above.

Financial Consulting Services Agreement

The Company has signed an agreement, to be effective as of the Financial Closing, with Salzwedel Financial Communications, Inc. (“SFC”) for the provision of financial consulting services through October 31, 2009. SFC will perform investor relations and public relations services for the Company with respect to the financial community, as well as other services as outlined in the Agreement. In consideration for such services, the agreement provides that the Company will pay SFC an $8,000 per month consulting fee and issue to it: (i) 2 million shares of Common Stock - effective as of the date of the Authorized Share Increase; and (ii) a five-year warrant to purchase up to 15 million shares of Common Stock, exercisable at $0.24 per share and containing cashless exercise rights. A copy of the SFC Agreement is attached hereto as Exhibit 10.18.

RISK FACTORS

The consummation of the transactions contemplated by the ILPA is subject to a number of risks. The Financial Closing is contingent upon the absence of material adverse changes to the Company or Vanco Direct during the intervening period between execution of the ILPA and the Financial Closing or due to any other reason that the transactions are not consummated. As is typical for domestic telecom acquisitions, the change in control of the target company (Vanco Direct) is contingent upon the approval of the FCC and the state Regulatory Authorities of CGAI, as the acquirer of Vanco Direct. While the Company believes that the permanent change in control applications will be granted, there can be no assurances that it will be successful in effecting such regulatory approvals. The operations of the Company on a going forward basis will be subject to numerous affirmative and negative covenants with respect to its Senior Lenders and the Junior Lenders, including, but not limited to, the obligation to obtain: (i) the Authorized Share Increase within seventy-five (75) days following the financial approval and (ii) the consents of the sublessors and lessor of its leased space to the change in control of Vanco Direct on or before the Final Closing date. Failure to obtain such approvals could result in breach of the Company’s obligations with its lenders. There can be no assurances that, in the event it breaches any of its loan covenants, the Company will be able to obtain the necessary waivers and consents to avoid acceleration of indebtedness.

Item 9.01 Exhibits.

Exhibit 10.1	Interest and Loan Purchase Agreement
Exhibit 10.2	Seller Debenture
Exhibit 10.3	Management Services Agreement
Exhibit 10.4	Subsidiary Guaranty (re: Seller)
Exhibit 10.5	Consent, Waiver, Amendment, and Exchange Agreement
Exhibit 10.6	Form of Tranche 1 Amended March Debenture
Exhibit 10.7	Form of Tranche 2 Amended March Debenture
Exhibit 10.8	Term Loan and Security Agreement
Exhibit 10.9	Term Note
Exhibit 10.10	Agent Warrant
Exhibit 10.11	November Securities Purchase Agreement
Exhibit 10.12	Form of November Debenture
Exhibit 10.13	Form of November Warrant
Exhibit 10.14	Security Agreement
Exhibit 10.15	Subsidiary Guaranty (re: Purchasers)
Exhibit 10.16	Senior Lender Intercreditor Agreement
Exhibit 10.17	Junior Lender Intercreditor Agreement
Exhibit 10.18	Financial Consulting Services Agreement with Salzwedel Financial Communications, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2008

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/Jim McDevitt
Jim McDevitt
Chief Financial Officer